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Exhibit 10.32

RELEASE AND SETTLEMENT AGREEMENT

        This Agreement is made the day and year hereunder written between:

BIOMIRA INC.
("Biomira")
—and—
DR. ALEX McPHERSON
("McPherson")

        WHEREAS McPherson was employed by Biomira as the President and Chief Executive Officer;

        AND WHEREAS both of the parties hereto have reached a settlement in regard to the retirement of McPherson from employment in accordance with the terms and conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the premises and mutual covenants and agreement herein contained, the parties hereto agree as follows:

1.     RETIREMENT FROM EMPLOYMENT

1.1
McPherson hereby resigns from his employment with Biomira effective the 17th day of May, 2006 (hereinafter referred to as the "Retirement Date").

1.2
All agreements pertaining to or in any way related to the said employment and made between the parties hereto, prior to the date of this Agreement, shall be null and void and of no further force and effect as of the Retirement Date.

1.3
Immediately following the date of this Agreement, Biomira shall pay to McPherson the sum of Fifty Thousand Nine Hundred and Eighty Five ($50,985.00) Dollars as a retiring allowance.

2.     WITHDRAWAL OF LEGAL PROCEEDINGS

  McPherson agrees to discontinue any pending or commenced applications, grievances, actions and complaints filed with any board or tribunal, including the Labour Relations Board, the Workers' Compensation Board, the Alberta Human Rights and Citizenship Commission or any Court, relating to employment with Biomira, including but not limited to any salary, disability or benefit matters. McPherson further agrees that such discontinuance and withdrawal will be done at McPherson's expense and, provided that Biomira is not in default of any of its obligations contained in this Agreement, McPherson agrees not to commence any further applications, grievances, actions or complaints relating to employment with Biomira. McPherson further agrees that by executing this Release and upon Biomira fulfilling its obligations herein, all applications, grievances, actions and complaints filed with any board or tribunal, including the Labour Relations Board, the Alberta Human Rights and Citizenship Commission or any Court, shall be deemed settled.

3.     RELEASES, INDEMNITIES AND ACKNOWLEDGMENTS

3.1
Provided that Biomira is not in default of any of its obligations contained in this Agreement, McPherson hereby remises, releases and discharges Biomira, its subsidiaries and affiliates, or their respective servants, owners, members, shareholders, employees, agents, directors, officers, successors and assigns and their respective insurers, jointly and severally of and from any and all action, cause and causes of actions, contracts, whether expressly or implied, suits, debts, dues, sums or money, expenses, indemnity expenses, claims and demands for damages, loss or injury, costs, claims and demands of any and every kind and nature whatsoever, at law, or in equity, or under any statute including, but not limited to any and all claims under the Canadian Human Rights Act, the Alberta Human Rights, Citizenship and Multiculturalism Act, the Employment Standards Code or any successor legislation, or any other claims in contract or in tort law, or discrimination allegations, mental distress claims or defamatory statements, or claims of negligent misrepresentation, which McPherson ever had, now has or may hereafter have against Biomira or any of its subsidiaries and affiliates, or their respective servants, owners, members, shareholders, employees, agents, directors, officers, successors and assigns, for or by reason of any matter, cause or thing whatsoever, existing up to and inclusive of the date of this Agreement, including, but without limiting the generality of the foregoing, by reason or in any way arising out of or related to the hiring of McPherson by Biomira, the employment of McPherson by Biomira, the termination of the employment of McPherson, the loss of employment or office with Biomira by McPherson, the loss of any pension, medical, insurance, short term or long term disability, welfare or other plans or benefits sponsored or contributed to by Biomira, in any claims arising under such plans, insurance or benefits, any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, expense allowances, insurance or other benefits arising out of the employment with Biomira.

3.2
Provided that Biomira is not in default of any of its obligations contained in this Agreement, McPherson agrees to indemnify and save harmless Biomira from and against all claims or demands under the Income Tax Act of Canada, the Income Tax Act of the Province of Alberta, the Canada Pension Plan Act and/or the Employment Insurance Act for or in respect of any failure on the part of Biomira to withhold income tax, premiums or overpayments from all or any part of the consideration hereunder, any interest or penalties relating thereto and any costs incurred in defending such claims or demands.

4.     CONFIDENTIALITY

  McPherson agrees to hold this settlement and the terms of this Agreement in strictest confidence and unless he receives the prior written consent of Biomira, he agrees he will not publish, declare or disclose to any person the terms of this settlement or this Agreement, except to his legal advisors, or others having a direct interest in this settlement and to the extent necessary, to Revenue Canada, the Receiver General, or other bodies having the lawful authority to compel disclosure of the terms of the settlement.

5.     INDEPENDENT LEGAL ADVICE

  McPherson acknowledges and declares that he has had an opportunity to seek independent legal advice with respect to the terms of settlement as well as this document and he fully understands them. McPherson further acknowledges and agrees that the terms of settlement hereunder are the sole consideration of this Release and he voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of any and all claims as aforesaid. McPherson declares that at the time of the execution of this Agreement, he signed the same freely and voluntarily.

6.     GENERAL PROVISIONS

6.1
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

6.2
This Agreement shall be interpreted and applied in accordance with the laws of the Province of Alberta, and the parties hereto irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta.

6.3
This Agreement constitutes the entire agreement between the parties hereto, and there are no other agreements, statements, representations, warranties or undertakings between the parties, whether oral or in writing, collateral to, or in any way deleting, altering or adding to the provisions of this Agreement.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the 8 of December, 2006.

/s/ SIMON RENOUF (witness)	/s/ ALEX MCPHERSON Dr. Alex McPherson
SIMON RENOUF, Q.C. Barrister & Solicitor
Biomira Inc.
(print name and contact information of witness)	/s/ CHRISTOPHER S. HENNEY Christopher S. Henney, PhD Chairman
/s/ ROBERT L. KIRKMAN Robert L. Kirkman, MD President & CEO

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RELEASE AND SETTLEMENT AGREEMENT